Exhibit 10.2

NON-QUALIFIED STOCK OPTION AGREEMENT

2003 LONG-TERM INCENTIVE PLAN

Optionee’s Name

Optionee’s Address

Grant Date

Number of Options Granted

Option Price

Aggregate Option Price

1.                                       The Option.  Medtronic, Inc., a Minnesota corporation (the “Company”), hereby grants to the individual named above (the “Optionee”), as of the above Grant Date, an option (the “Option”) to purchase the above number of shares of common stock of the Company (the “Common Stock”), for the above Option Price Per Share, on the terms and conditions set forth in this Non-Qualified Stock Option Agreement (this “Agreement”) and in the Medtronic, Inc. 2003 Long-Term Incentive Plan (the “Plan”).  In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan shall govern.  Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.

2.                                       Exercise of Option.  The exercise of the Option is subject to the following conditions and restrictions:

(a)                                  Expiration.  The Option may be exercised in whole or in part, from time to time, during the period commencing on the Grant Date and ending on the earlier of (i) the above Expiration Date, or (ii) the expiration of the applicable period following your termination of employment with the Company or one of its subsidiaries, as provided in Section 2(f) below.

(b)                                 Schedule of Exercisability.  The Option shall be 100% vested and exercisable commencing on the Grant Date.

(c)                                  Death.  If your employment with the Company terminates due to your death, the unexercised portion of the Option will continue to be exercisable until the Expiration Date, and may be exercised by your Successor (as defined below) at any time, or from time to time, until such Expiration Date.  For purposes of this Agreement, the term “Successor” shall mean the legal representative of your estate or the person or persons who may, by bequest or inheritance, or valid beneficiary designation (as provided in Section 15 of the Plan), acquire the right to exercise the Option.

(d)                                 Disability or Retirement.  If your employment with the Company terminates due to your Disability or Retirement (as each such term is defined below), you may exercise your Option at any time, or from time to time, until the Expiration Date.  For purposes of this Agreement, the terms “Disability” and  “Retirement” shall have the meanings ascribed to those terms under any retirement plan of the Company which is qualified under Section 401 of the Code  (which currently provides for retirement on or after age 55, provided you have been employed by the Company and/or one or more Affiliates for at least ten years, or retirement on or after age 62), or under any disability or retirement plan of the Company or any Affiliate applicable to you due to employment by a non-U.S. Affiliate or employment in a non-U.S. location, or as otherwise determined by the Committee.

(e)                                  Job Elimination.  If your employment terminates by reason of Job Elimination, the unexercised portion of the Option will continue to be exercisable until the Expiration Date.  For purposes of this Section 2(e), “Job Elimination” shall mean termination of your employment due to facility closure, layoff or other broad-based termination of employment effected for business purposes.

(f)                                    Termination for Any Other Reason.  In the event your employment with the Company terminates for any reason other than those specified in Sections 2(c),  2(d), and 2(e), you may exercise the unexercised portion of the Option for thirty (30) days following the date of termination of your employment.  At 11:00 p.m.CT (midnight ET) on the date 30 days after the date of termination of your employment, the Option will expire.

(g)                                 Expiration of Term.  Notwithstanding the foregoing paragraphs (a)-(f), in no event shall the Option be exercisable after the Expiration Date.

3.                                       Manner of Exercise.  To exercise your Option, you must deliver notice of exercise (the “Notice”) to UBS Financial Services.  The Notice must specify the number of shares of Common Stock (the “Shares”) as to which the Option is being exercised and must be accompanied by payment of the purchase price for the Shares in cash, check, or by the delivery of Common Stock already owned by the Optionee, or by a combination thereof, pursuant to such forms and subject to such conditions as may be prescribed from time to time by the Committee.

Exercise shall be deemed to occur on the earlier of the date the Notice and option cost payment are received by UBS Financial Services or the date you simultaneously exercise the Option and sell the shares, using the proceeds from such sale to pay the purchase price.

4.                                       Withholding Taxes.  You are responsible for payment of any federal, state, local or other taxes which must be withheld upon the exercise of the Option, and you must promptly pay to the Company any such taxes.  The Company and its subsidiaries are authorized to deduct from any payment owed to you any taxes required to be withheld with respect to the Shares, including social security and Medicare (FICA) taxes and federal, state and local income tax with respect to income arising from the exercise of the Option.  The Company shall have the right to require the payment of any such taxes before issuing any Shares pursuant to an exercise of the Option.  In lieu of all or any part of a cash payment, you may elect to have a portion of the Shares otherwise issuable upon exercise of the Option withheld by the Company to satisfy all or part of the withholding tax requirements relating to the Option exercise with such Shares valued in the same manner as used in computing such withholding taxes.  Any fractional share amount due relating to such tax withholding will be rounded up to the nearest whole share and the additional amount will be added to your federal withholding.

5.                                       Transferability.  Upon prior written approval of the Corporate Secretary of the Company, in his or her discretion, this Option may be transferred to a member of your “immediate family” (as such term is defined in Rule 16a-1(e) promulgated under the Exchange Act, or any successor rule or regulation) or to one or more trusts whose beneficiaries are members of your “immediate family” or  partnerships in which such family members are the only partners; provided, however, that (1) you receive no consideration for the transfer and (2) the transferred Option shall continue to be subject to the same terms and conditions as were applicable to such Option immediately prior to its transfer.

6.                                       Conversion to Stock-Settled Stock Appreciation Rights.  At any time following the Grant Date, the Company may convert this Option to a stock-settled Stock Appreciation Right.  Upon exercise of a Stock Appreciation Right, you shall receive Common Stock with a value equal to the excess of the Fair Market Value of the Shares on the date of exercise over the aggregate of (a) the Option Price Per Share multiplied by the number of Shares and (b) the amount of any taxes required to be withheld as a result of such exercise.

7.                                       Agreement.  Your receipt of the Option and this Agreement constitutes your agreement to be bound by the terms and conditions of this Agreement and the Plan.

Shareholder Services, MS LC 310

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, MN 55432

(763.505.3030)